INVESTMENT SUB-ADVISORY AGREEMENT NEIMAN FUNDS

     THIS AGREEMENT is made as of December 10, 2013, by and between Neiman Funds Management LLC (the "Adviser") and Absolute Capital Management, LLC (the "Sub-Adviser”), on behalf of those series of Neiman Funds (the “Trust”), an Ohio business trust, now or hereafter identified on Schedule A (each a "Fund" and collectively, the "Funds").

     WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Adviser is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     WHEREAS, the Sub-Adviser is also registered with the Commission as an investment adviser under the Advisers Act;

     WHEREAS, the Adviser and the Trust have entered into a Management Agreement, pursuant to which the Adviser manages the investment operations of each Fund and may delegate certain duties of the Adviser to one or more investment sub-adviser(s); and

     WHEREAS, the Adviser, with the approval of the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" as that term is defined in Section 2(a)(19) of the 1940 Act (“Independent Trustee”) of any party to this Agreement, desires to delegate to the Sub-Adviser the duty to manage the portfolio investments of each Fund;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows with respect to each Fund:

1. Appointment of Sub-Adviser.

     The Adviser hereby appoints the Sub-Adviser and the Sub-Adviser hereby agrees to manage the portfolio investments of the Fund subject to the terms of this Agreement and subject to the supervision of the Adviser and the Board.

2. Services of Sub-Adviser.

     The Sub-Adviser shall perform all services necessary for the management of the portfolio investments of the Fund, including but not limited to:

     (a) Managing, in its discretion, the investment and reinvestment of all assets, now or hereafter acquired by the Fund, including determining what securities and other investments are to be purchased or sold for the Fund and executing transactions accordingly;

     (b) Transmitting trades to the Fund's custodian for settlement in accordance with the Fund's procedures and as may be directed by the Trust;

     (c) Assisting in the preparation of all shareholder communications, including shareholder reports, and participating in shareholder relations;

     (d) Making determinations as to the manner in which voting rights and/or any other rights pertaining to the Fund's securities holdings shall be exercised; provided, however, that any such determinations shall be subject to any policies, procedures or directives approved by the Board and provided to the Sub-Adviser;

     (e) Attending and participating in discussions and meetings with the Adviser with respect to Fund investment policies and procedures, and carrying out such investment policies and procedures as are approved by the Board, or by the Adviser under authority delegated by the Board to the Adviser, and provided to the Sub-Adviser;

     (f) Supplying reports, evaluations, analyses, statistical data and information to the Adviser, the Board or to the Fund’s officers and other service providers as the Adviser or the Board may reasonably request from time to time or as may be necessary or appropriate for the operation of the Trust as an open-end investment company or as necessary to comply with Section 3(a) of this Agreement;

     (g) Maintaining all required books and records with respect to the investment decisions, proxy voting and securities transactions for the Fund;

     (h) Furnishing any and all other services, subject to review by the Board, that the Adviser from time to time determines to be necessary or useful to perform its obligations under the Investment Advisory Agreement or as the Board may reasonably request from time to time.

3. Responsibilities of Sub-Adviser.

     In carrying out its obligations under this Agreement, the Sub-Adviser agrees that it will:

     (a) Comply with all applicable law, including but not limited to the 1940 Act and the Advisers Act, the rules and regulations of the Commission thereunder, and the conditions of any order affecting the Trust or a Fund issued thereunder;

     (b) Use the same skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

     (c) Place, or arrange for the placement of, all orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer (including any broker or dealer affiliated with the Trust, the Adviser or any of their affiliates; with listings of such affiliated brokers and dealers to be provided to the Sub-Adviser by the Adviser on an annual basis, and more frequently as changes occur). In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will seek the best qualitative execution for the Fund, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer. The Sub-Adviser will seek favorable prices and commission rates that are reasonable in relation to the benefits received. However, sales of shares of the Trust shall not be a factor considered by the Sub-Adviser in the selection of brokers and dealers to execute portfolio transactions on behalf of the Fund, nor shall the Sub-Adviser enter into any arrangement or understanding under which the Fund directs brokerage transactions or revenue generated by those transactions to brokers to pay for distribution of Fund shares. The Sub-Adviser may select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which the Sub-Adviser exercises investment discretion. Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Funds and to its other clients as to which it exercises investment discretion; and

     (d) Adhere to the investment objective, strategies and policies, and procedures of the Trust adopted on behalf of the Fund, which are those stated in the applicable prospectuses and statements of additional information; and

     (e) Adhere to the investment procedures of the Trust adopted on behalf of the Fund as agreed to by the Sub-Adviser.

4. Confidentiality of Information.

     Each party agrees that it will treat confidentially all information provided by another party regarding such other party's business and operations which is not generally known by third parties nor otherwise generally disclosed publicly by such other party, including without limitation the investment activities or holdings of the Fund, and prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except as is otherwise mutually agreed upon by the parties. Each party agrees that it will not unreasonably withhold its agreement to disclosure of investment activities or holdings. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public through disclosure by the party about whom the information relates or becomes public without any wrongful act of the party providing such information or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or by applicable law or regulation.

5. Services Not Exclusive.

     The services furnished by the Sub-Adviser hereunder are deemed not to be exclusive, and the Sub-Adviser shall be free to furnish similar services to others so long as its provision of services under this Agreement is not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Sub-Adviser to be suitable for two or more accounts managed by the Sub-Adviser, the available securities or investments may be allocated in a manner believed by the Sub-Adviser to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

6. Delivery of Documents.

     The Adviser will provide the Sub-Adviser with copies, properly certified or authenticated, of each of the following:

     (a) the Trust's Agreement and Declaration of Trust, as filed with the Secretary of State of Ohio (such Declaration of Trust, as presently in effect and as from time to time amended, is herein called the "Declaration of Trust");

     (b) the Trust's Bylaws, if any;

     (c) the most recent prospectus(es) and statement(s) of additional information relating to the Fund (such prospectus(es) together with the related statement(s) of additional information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus"); and

     (d) any and all applicable policies and procedures approved by the Board.

     The Trust will promptly furnish the Sub-Adviser with copies of any and all amendments of or additions or supplements to the foregoing.

7. Books and Records.

     In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records that it maintains for the Fund under this Agreement are the property of the Trust and further agrees to surrender promptly to the Trust or the Adviser any of such records upon request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by it under this Agreement.

8. Expenses of the Fund.

     Except to the extent expressly assumed by the Sub-Adviser and except to any extent required by law to be paid or reimbursed by the Sub-Adviser, the Sub-Adviser shall have no duty to pay any ordinary operating expenses incurred in the organization and operation of the Fund. Ordinary operating expenses include, but are not limited to, brokerage commissions and other transaction charges, taxes, legal, auditing, printing, or governmental fees, other Fund service providers' fees and expenses, expenses relating to the issue, sale (including any sales loads), redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to Board and shareholder meetings, and the cost of preparing and distributing reports and notices to shareholders. The Sub-Adviser shall pay all other expenses incurred by it in connection with its services under this Agreement.

9. Compensation.

     Except as otherwise provided herein, for the services provided to the Fund and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee determined in accordance with Schedule A attached hereto. It is understood that the Adviser shall be solely responsible for compensating the Sub-Adviser for performing any of the duties delegated to the Sub-Adviser and the Sub-Adviser agrees that it shall have no claim against the Trust or any Fund with respect to compensation under this Agreement.

10. Liability of Sub-Adviser.

     (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or the Trust in connection with the performance of this Agreement, except that the Sub-Adviser shall be liable to the Adviser or the Trust for any loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or any loss resulting from willful misfeasance, bad faith or negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     (b) The Adviser acknowledges that the Sub-Adviser has no authority or responsibility with respect to the structure of the Fund, the promotion, marketing or sale of the Fund’s shares, the Fund’s relations or dealings with investors and shareholders, the disclosure provided to investors and shareholders or the supervision of the day-to-day activities of the Adviser, any custodian or any administrator to the Fund.

11. Term and Approval.

     This Agreement will become effective as of the date set forth herein above, and shall continue in effect until the second anniversary of its effective date. This Agreement will become effective with respect to each additional Fund as of the date set forth on Schedule A when each such Fund is added thereto, and shall continue in effect until the second anniversary of its effective date. The Agreement shall continue in effect for a Fund after the second anniversary of the applicable effective date for successive annual periods ending on each anniversary of such date, provided that the continuation of the Agreement is specifically approved for the Fund at least annually:

     (a)(i) by the Board or (ii) by the vote of a majority of the outstanding voting securities of the Fund; and

     (b) by the affirmative vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

12. Termination.

     This Agreement may be terminated without payment of any penalty at any time by:

     (a) the Trust with respect to a Fund, by vote of the Board or by vote of a majority of a Fund's outstanding voting securities, upon sixty (60) days' written notice to the other parties to this Agreement; or

     (b) the Adviser or the Sub-Adviser with respect to a Fund, upon sixty (60) days' written notice to the other parties to this Agreement.

     Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, unless an order is issued by the Commission conditionally or unconditionally exempting such assignment from the provisions of Section 15(a) of the 1940 Act, in which event this Agreement shall remain in full force and effect subject to the terms of such order.

13. Code of Ethics.

     The Sub-Adviser represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser or the Trust with a copy of such code, any amendments or supplements thereto and its policies and/or procedures implemented to ensure compliance therewith.

14. Insurance.

     The Sub-Adviser shall maintain for the term of this Agreement and provide evidence thereof to the Trust or the Adviser a blanket bond and professional liability (error and omissions) insurance in an amount reasonably acceptable to Adviser.

15. Representations and Warranties.

     Each party to this Agreement represents and warrants that the execution, delivery and performance of its obligations under this Agreement are within its powers, have been duly authorized by all necessary actions and that this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms. Each party to this agreement further represents and warrants that it is duly registered as an investment adviser under the Advisers Act.

16. Representations and Warranties of the Adviser.

     (a) The Adviser and each and every one of its officers, directors, employees and agents, shall comply at all times with all applicable laws pertaining to its business and to the operation of the Fund and to the offering of its shares.

     (b) The Fund is duly organized, validly existing and in good standing under the laws of organization.

     (c) The Fund will operate in accordance with the 1940 Act and in accordance with all applicable laws.

17. Representations and Warranties of the Sub-Adviser.

     (a) The Sub-Adviser and each and every one of its officers, directors, employees and agents, shall comply at all times with all applicable laws pertaining to its business.

     (b) The Sub-Adviser is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable law and regulations.

     (c) The Sub-Adviser has full power and authority under applicable laws and its organizational documents to enter into this Agreement and perform all activities and services provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting its ability to perform under this Agreement.

     (d) The Sub-Adviser represents that it has adopted written compliance policies and procedures that are reasonably designed to prevent violations of the federal securities laws.

18. Indemnification.

     (a) The Adviser agrees to indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Sub-Adviser (all of such persons being referred to as “Sub-Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which a Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Adviser’s responsibilities to the Fund which (i) may be based upon the Adviser’s negligence, willful misfeasance, or bad faith in the performance of its duties (which could include a negligent action or a negligent omission to act), or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement; (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus covering shares of the Fund or any series, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Fund or to any affiliated person of the Adviser by a Sub-Adviser Indemnified Person; (iii) may be based on the issue, sale and distribution of the Fund’s shares; (iv) may be based on any breach by the Adviser of any representation or warranty, or any failure by the Adviser or the Fund to comply with any agreement contained in the Agreement; or (v) may be based on any action taken or omitted to be taken by the Fund’s administrator or the custodian, to the extent such action or omission is the result of an action or omission of the Adviser; provided, however, that in no case shall the indemnity in favor of the Sub-Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

     (b) Notwithstanding anything to the contrary, the Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person of the Adviser, and any controlling person of the Adviser (all of such persons being referred to as “Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which an Adviser Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as Sub-

Adviser of the Fund which (i) may be based upon the Sub-Adviser’s negligence, willful misfeasance, or bad faith in the performance of its duties (which could include a negligent action or a negligent omission to act), or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement or (ii) may be based on any breach by the Sub-Adviser of any representation or warranty, or any failure by the Sub-Adviser to comply with any agreement contained in the Agreement; provided, however, that in no case shall the indemnity in favor of an Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

19. Amendment of this Agreement.

     No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the Trustees who are not interested persons of the Adviser, the Sub-Adviser or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the Securities and Exchange Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund.

20. Notices.

     Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be 6631 Main Street, Williamsville, NY 14221, Attention: Secretary, that of the Adviser shall be 6631 Main Street, Williamsville, NY 14221, Attention: President, and that of the Sub-Adviser shall be Absolute Capital Management, LLC, 101 Pennsylvania Blvd. Pittsburgh, PA 15228. The Sub-Adviser agrees to promptly notify the Adviser and the Trust, and the Adviser and the Trust agree to notify the Sub-Adviser, in writing of the occurrence of any event which could have a material impact on the performance of another party's duties under this Agreement, including but not limited to (i) the occurrence of any event which could disqualify the Adviser or the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (ii) any material change in the notifying party's business activities; (iii) any event that would constitute a change in control of the notifying party; (iv) any material change in the portfolio manager or portfolio management team of a Fund; (v) the existence of any pending or threatened audit, investigation, examination, complaint, legal proceeding or other inquiry (other than routine audits or regulatory examinations or inspections) that may relate to any Fund; and (vi) any material violation of the notifying party's code of ethics. In the case of items (iii) and (iv) above, “promptly” shall mean with sufficient advance notice of the change to enable the Trust to seek shareholder approval, revise the prospectus, or take other necessary action.

21. Miscellaneous.

     This Agreement contains the entire understanding of the parties hereto. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22. Governing Law and Questions of Interpretation.

     (a) This Agreement shall be governed by, and construed in accordance with, Ohio law, without regard to the conflicts of laws principles thereof, and federal securities laws, including the 1940 Act and the Advisers Act.

     (b) For the purpose of this Agreement, the terms “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

     (c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

23. Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

24. Use of the Name "Neiman Funds".

     The Sub-Adviser agrees that it will not use the name "Neiman Funds", any derivative thereof, or the name of the Adviser, the Trust or any Fund except in accordance with such policies and procedures as may be mutually agreed to in writing.

Signature Page to Follow

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Neiman Funds Management LLC By: /s/ Harvey Neiman Harvey Neiman Managing Member

Absolute Capital Management, LLC By: /s/ Brenden Gebben Brenden Gebben Managing Member

SCHEDULE A

     The Adviser shall pay the Sub-Adviser, as full compensation for services provided and expenses assumed hereunder, a sub-advisory fee for each Fund, computed daily and payable monthly at the annual rates listed below as a percentage of the gross management fee paid by the Fund to the Adviser (the “Gross Management Fee”):

Fund’s Annual Sub-Advisory Fee

Neiman Tactical Income Fund	Effective Date:	December 10, 2013

During the months when the Fund's average daily net assets are equal to or less than $25 million, the sub-advisory fee will be equal to 0% of the Gross Management Fee. During the months when the Fund's average daily net assets are greater than $25 million, but equal to or less than $100 million, the sub-advisory fee will be equal to 25% of the Gross Management Fee. During the months when the Fund's average daily net assets are greater than $100 million, the sub-advisory fee will be equal to a rate of 30% of the Gross Management Fee.

Examples

1.	Assuming the daily average of all Fund assets for a particular month containing 30 days equals $78 million and the Gross Management Fee is one-hundred basis points (1.00%) on an annualized basis, the sub-advisory fee will be equal to 25% of the Gross Management Fee (or 0.25% on an annualized basis). Thus, $78 million would be multiplied by 0.25% to get $195,000. This amount would then be divided by the number of days in the year (365) to find the daily sub-advisory fee, then multiplied by 30 (the number of days in the particular month), which would give the monthly sub-advisory fee of $16,027.40.

2.	Assuming the daily average of all Fund assets for a particular month containing 30 days equals $78 million and the Gross Management Fee has been reduced to eighty basis points (0.80%) on an annualized basis, the sub-advisory fee will be equal to 25% of the Gross Management Fee (or 0.20% on an annualized basis). Thus, $78 million would be multiplied by 0.20% to get $156,000. This amount would then be divided by the number of days in the year (365) to find the daily sub-advisory fee, then multiplied by 30 (the number of days in the particular month), which would give the monthly sub-advisory fee of $12,821.92.

3.	Assuming the daily average of all Fund assets for a particular month containing 31 days equals $138 million and the Gross Management Fee is one-hundred basis points (1.00%) on an annualized basis, the sub- advisory fee will be equal to 30% of the Gross Management Fee (or 0.30%

on an annualized basis). Thus, $138 million would be multiplied by 0.30% to get $414,000. This amount would then be divided by the number of days in the year (365) to find the daily sub-advisory fee, then multiplied by 31 (the number of days in the particular month), which would give the monthly sub-advisory fee of $35,161.64.

4.	Assuming the daily average of all Fund assets for a particular month containing 30 days equals $20 million and the Gross Management Fee is one-hundred basis points (1.00%) on an annualized basis, the sub- advisory fee will be equal to 0% of the Gross Management Fee (or 0% on an annualized basis). Thus, $20 million would be multiplied by 0% to get $0, which means that there would be no monthly sub-advisory fee for that month.

Note: When a particular month occurs during a leap-year, the calculation should be adjusted to change the number of days in the year to 366.